Exhibit 99.1


                  Susan Riley to Become Chief Financial Officer
                   of the Children's Place Retail Stores, Inc.


    SECAUCUS, N.J.--(BUSINESS WIRE)--March 8, 2006--The Children's Place Retail Stores, Inc. (Nasdaq: PLCE) announced today that Susan Riley, 47, is joining the Company as Senior Vice President, Finance on March 13, 2006. It is expected that Ms. Riley will ultimately assume the role of Chief Financial Officer, replacing Hiten Patel who will be leaving the Company to pursue other interests. To ensure a smooth and orderly transition, Mr. Patel is staying with the Company through the filing of its fiscal 2005 Form 10-K, which the Company anticipates will be no later than mid-April. It is expected that Ms. Riley will assume the role of Chief Financial Officer immediately thereafter and will report directly to Ezra Dabah, Chairman and Chief Executive Officer.
    Ms. Riley most recently served as Chief Financial Officer of Klinger Advanced Aesthetics. Prior to that, Ms. Riley served as Senior Vice President, Chief Financial Officer of Abercrombie & Fitch. Before Abercrombie & Fitch, Ms. Riley served as Chief Financial Officer of The Mount Sinai Medical Center in New York. Previously in her career, Ms. Riley held the Chief Financial Officer position at both the Dial Corporation and at Tambrands, Inc. Ms. Riley earned her Bachelor of Science from Rochester Institute of Technology, holds an MBA from Pace University and is a CPA.
    "Sue is an excellent addition to our management team and brings a wealth of industry and large company expertise to The Children's Place. I am confident that under Sue's leadership, we will continue the process of creating a world class finance organization which will serve as a strong and necessary backbone to our rapidly growing business," stated Mr. Dabah. "Hiten has been a great asset to our team over the past year and has helped execute our transition into becoming a larger organization. We thank him for his contributions and wish him the very best in his future endeavors."
    The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of February 25, 2006, the Company owned and operated 802 The Children's Place stores and 316 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.


    CONTACT: The Children's Place
             Heather Anthony, 201-558-2865